EXHIBIT 99.2

CORPORATE PARTICIPANTS

Allison Malkin ICR - IR

Julien Mininberg Helen of Troy Limited - CEO

Tom Benson Helen of Troy Limited - CFO

Brian Grass Helen of Troy Limited - Assistant CFO

CONFERENCE CALL PARTICIPANTS

Jason Gere KeyBanc Capital Markets - Analyst

Graham Tanaka Tanaka Capital Management, Inc. - Analyst

Dan Moore CJS Securities - Analyst

Dan Rickles Force Capital - Analyst

PRESENTATION

Operator

Good day, and welcome to the Helen of Troy Limited Fourth-Quarter 2014 Earnings call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Allison Malkin of  ICR.  You may begin.

Allison Malkin  - ICR - IR

Good afternoon, everyone, and welcome to Helen of Troy’s Fourth-Quarter FY14 Earnings conference call.

The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements.

Mr. Julien Mininberg, the Company’s CEO, will outline key priorities for FY15 and make some comments about the organizational changes announced today. Then Tom Benson, the Company’s CFO, will review the financials in more detail. And Brian Grass, our incoming CFO, will provide an outlook for FY15. Following this, we will take the questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.

Generally, the words anticipates, believes, expects and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that maybe considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release and the press release announcing the organizational changes have been posted to the Company’s website, at www.hotus.com.

The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on the Company’s homepage and then the News tab.

I will now to the conference call over to Mr. Mininberg.

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you, Allison.

Good afternoon, everyone, and welcome to our Fourth-Quarter and FY14 Earnings conference call. I am delighted to be addressing you all for the first time as CEO of Helen of Troy.

As you may know, I have worked in consumer products for 24 years. Prior to being named CEO, I was President and CEO of Kaz, Helen of Troy’s largest operating division.

During my eight-year tenure with Kaz, that business more than doubled through a combination of organic growth, acquisitions, and new licenses. The acquisitions included PUR water filters and Braun thermometers.

The new licenses were for world-class brands, such as Febreze and Braun. During this time, many of the brands in the Kaz portfolio achieved number one market shares in their categories, and others significantly grew their market positions.

Prior to joining Kaz, I spent 15 years at Procter & Gamble, split about equally between the United States and Latin America. In the US, I focused on marketing as a brand manager in P&G’s Healthcare division.

My time in Latin America began as Marketing Director for P&G’s Cleaning Products. Next, I was General Manager for Cleaning Products, followed by a general management role heading up the full P&G portfolio for Central America.

Throughout my career, I have focused on creating a distinct vision, strategies and action plans to take businesses and organizations to greater heights.

I believe in improving the best talent; empowering leaders; creating a winning, collaborative culture; and capitalizing on growth opportunities. I believe in building brands and market positions for the long-term by earning the loyalty of consumers through outstanding products and outstanding marketing.

I’m honored to lead Helen of Troy, a company with a portfolio of compelling global brands and strong businesses poised for expansion. The Company has a proven ability to integrate and grow many of its acquired businesses and a developed infrastructure. It also has the financial flexibility to support long-term growth. There are many strong people throughout the Company, and outstanding opportunities for them to grow as they build our businesses.

Helen of Troy’s fundamental strength delivered a good performance in FY14, with net revenue growth of 2.2%, diluted earnings per share of $2.66, and adjusted earnings per share of $3.54, amidst a difficult retail environment.

Tom Benson will address the drivers of our financial results for the quarter and for the year in more detail shortly.

I would like to focus on my observations so far and on the priorities we have set for ourselves for FY15.

Since taking on the CEO role at Helen of Troy eight weeks ago, I have focused on understanding the full set of businesses and functions at the Company. This has helped establish priorities that will evolve in our strategic plan over time.

I have also reorganized the shared services function of the Company to markedly increase the level of collaboration within our organization, better leverage our scale, and implement best practices across divisions and departments.

I am excited to build upon the many strengths of our Company and believe there is significant opportunity to increase value for all our stakeholders. I see opportunity to evolve our business model, organizational structure, culture, and operating platform to realize greater growth, stronger market positions, and sustained long-term profit growth.

This effort will be a journey, with some critical strategic investments along the way, carefully balanced with efficiency gains to drive earnings growth that I and our shareholders expect for a company in our sector and of our size.

While transformational change certainly does not occur overnight, I am pleased with the progress we’ve made in these early days. Our team is energized about positioning our Company for accelerated, sustainable growth.

We are focusing on three key priorities for FY15 to start us on a path toward our goals. These priorities will also lay the groundwork for a more detailed strategic plan, which we will develop more fully in the coming months.

Let me share those priorities with you now. First and foremost is building a winning organization and culture. We have exceptionally strong talent within our organization and an opportunity for better collaboration in order to increase efficiency, spur creativity, and focus on growth.

As we announced in a separate press release today, we have reorganized our corporate departments and functions into three global shared service groups. Each will be headed by a C-level manager with proven leadership skills at the Company. This new structure is an important step in a multi-phase strategy to markedly increase our level of collaboration, so we can best focus our business units externally, where they can continue to deliver increased sales and increase profits.

With better communication across geographies, product categories and functional areas, we can more easily reapply best practices and leverage our $1.3 billion footprint to drive economies of scale.

In these first months, we are conducting summits in demand planning, in marketing and in finance, with participation from all divisions. Response so far has been highly positive. Fresh thinking has been met with a warm welcome at Helen of Troy.

The second priority is to accelerate and sustain organic growth, so we are making a number of meaningful investments.

First, we are dialing up market research to more deeply understand the consumers that buy, use and recommend our products.

Second, we are investing in innovation in our strongest brands to ensure a pipeline of new products that customers and consumers will notice, will buy and will love.

Third, we are increasing our investment in advertising to build our brands and to make our product introductions more impactful. We expect the advertising to increase awareness and equity of our brands, attract more support from our retail trade partners, and drive purchase interest among consumers.

And finally, we will continue to engage in shareholder-friendly policies, such as the recently-completed tender offer in which we purchased approximately 3.7 million of our shares. The share repurchase represented approximately 11.5% of the Company’s issued and outstanding shares as of February 5, 2014. We will continue to evaluate opportunities to drive shareholder value through organic growth, share repurchase and acquisitions.

In terms of acquisitions, we are always looking and focused on those that are in growing categories, where we can leverage our existing resources to grow the business profitably and where we believe we can build sustainable product, technology, and capability platforms.

Our business generates outstanding cash flow and our balance sheet is strong, giving us the financial capability to complete an acquisition, while at the same time investing in organic growth or returning additional capital to shareholders.

In summary, we believe we have many strengths to draw on as we transform our platform to one we expect to deliver sustainable organic growth well into the future. To move this from words to actions, FY15 will include some choiceful investments in talent and resources; market research to drive more innovation; and advertising to build our brands and our market positions. These are expected to pay dividends in future years by accelerating our top line growth.

We are also equally focused on driving productivity. The new global shared services structure is early evidence that we intend to better leverage our scale, improve collaboration, and shape our culture.

I am confident that we are making the right moves in the business and in the Organization. I am pleased that we are able to issue guidance that includes 23% growth in diluted earnings per share in FY15, compared to adjusted diluted earnings per share in FY14 at the midpoint of our range. We expect to accomplish this even as we increase our level of investment.

And with that, I’d like to turn the call over to Tom Benson.

Tom Benson  - Helen of Troy Limited - CFO

Thank you, Julien.

Good afternoon, everyone.

I’d like to start my discussion by reviewing our Fourth-Quarter FY14 Financial Results from this afternoon’s press release and comment on some key highlights for the full fiscal year.

Our fourth-quarter performance reflects the difficult US retail holiday season, followed by an unusually cold and protracted winter, which restricted retail traffic and effective selling days.

Looking at the performance of our key business segments in more detail, our Housewares segment, which consists of the OXO business, saw a slight, slight sales decline of 0.6%, reflecting soft reorder volume, driven by the decline in retail traffic. There were club channel fill-in and close-out sales shipped in the fourth quarter of FY13 that did not repeat in FY14.

On a positive note, we saw strong demand for new product introductions, such as the new OXO tot highchair and new distribution of cleaning kitchen organization products. For the full fiscal year, the Housewares segment sales grew 6%, compared to FY13.

Our Healthcare/Home Environment segment, which consists of the Kaz and PUR businesses, declined by 2.7% as the cold and flu season was below average, creating a tough comparisons to last year’s cold and flu season, which came early and was strong early on. For the full fiscal year, the Healthcare/Home Environment segment sales grew 5.5% compared to FY13.

Our Personal Care segment declined by 8.2% and was impacted by a difficult retail environment, primarily in the hair care solutions product category, where competition has resulted in pricing and promotional discounts and some lost distribution. Foreign currency negatively impacted segment sales by approximately $1.1 million. For the full fiscal year, our Personal Care segment sales declined 3.3% compared to FY13.

Consolidated gross profit was 40.2% of net sales, compared to 40.4 % of net sales in the fourth quarter of FY13. This reflects increased promotional program costs, the negative effect of foreign currency exchange rate fluctuations, general product cost increases, and product mix.

SG&A was 34.8% of net sales, compared to 28.2% of net sales in the fourth quarter of FY13. SG&A in the fourth quarter of FY14 included a charge of $18.2 million, which is largely non-cash, in connection with our former CEO’s separation from service.

This charge increased our SG&A as a percent of net sales by 6.6 percentage points. The remaining increase in SG&A was due to higher incentive compensation expense, transitional distribution costs, and the impact of lower sales on fixed expenses.

Operating income was $16.7 million, or 5.4% of net sales, compared to $39.7 million, or 12.2% of net sales, in the fourth quarter of FY13. Adjusted operating income, excluding CEO succession costs, was $35 million, or 11.2% of net sales. The decrease is due to the sales, gross profit and SG&A factors discussed previously.

Income tax expense as a percentage of income before taxes was 22.7%, compared to 12.7% in the fourth quarter of FY13. The impact of CEO succession costs increased our effective tax rate by 6.9 percentage points for the quarter. We expect our effective tax rate for the full FY15 to range between 15% and 17%.

Net income was $11 million, or $0.34 per fully diluted share, compared to $31.5 million, or $0.98 per fully diluted share, in the fourth quarter of last year. The decline was primarily due to CEO succession costs and the year-over-year decline in sales.

Adjusted income was $27.3 million, or $0.84 per fully diluted share in the fourth quarter of FY14. On a full-year basis, we had core growth of 2.2%; and when adjusting for the asset impairment charges and CEO succession costs, delivered adjusted diluted EPS of $3.54. We increased our adjusted EBITDA by 2.5%, to $194.8 million, compared to FY13.

Now moving on to our financial position, at February 28, 2014, compared to February 28, 2013, accounts receivable were $213 million, compared to $219.7 million. Receivable turnover was 63.7 days, compared to 60.6 days at the same time last year. The increase in turnover is the result of normal fluctuations and changes in our geographic sales mix.

Inventory increased 3%, to $289.3 million, compared to $280.9 million. Inventory turnover improved slightly, to 2.8 times per year from 2.7 times per year in FY13.

Total short- and long-term debt declined by $64.4 million, to $192.6 million, compared to $257 million at February 28, 2013. Stockholders’ equity increased year over year to $1.03 billion, compared to $926.6 million at February 28, 2013.

Our business is solid and continues to generate strong cash flow, providing significant capacity to pursue our growth objectives. We ended the year with debt to adjusted EBITDA ratio of 1 times, which is down from 1.4 times at the end of FY13.

As a Julien mentioned, subsequent to the close of the quarter, we completed the previously-announced tender offer. This resulted in the repurchase of approximately 3.7 million shares of our common stock outstanding, for a total cost of $245.6 million, which was funded with $45.6 million of cash on hand and $200 million of borrowings under our credit facility. The shares repurchased represented approximately 11.5% of our outstanding common shares at February 5, 2014. As a result of the tender offer, our debt to adjusted EBITDA ratio is now approximately 2 times.

I’d now like to introduce you to Brian Grass, who will review our outlook.

As you’ve likely read in our press release issued today, Brian is being promoted to Chief Financial Officer, effective May 1, 2014. I’ve worked with Brian during his seven-year tenure as Assistant CFO with Helen of Troy. And I couldn’t be more confident in handing over the reins of our global finance operation to him. He has proven to be an excellent steward of the financial stability of our Company.

I look forward to continuing to work with Brian in my new role as Chief Operations Officer. I am excited to be taking on this role that draws upon my experience in many aspects of our global operations during my ten years at Helen of Troy.

Brian Grass  - Helen of Troy Limited - Assistant CFO

Thank you, Tom.

I am excited to be addressing you all now in my new role as CFO.

Over the past seven years, I have been intimately involved in the financial health of Helen of Troy, as we expanded our global operations and acquired and integrated the operations of several companies, including Kaz and PUR. I look forward to meeting and speaking with many of you over the course of the next several months.

Now turning to our outlook for the upcoming fiscal year. In FY15, we expect net sales revenue in the range of $1.325 billion to $1.375 billion and diluted EPS in the range of $4.30 to $4.40. Our outlook does not include the impact of any acquisitions, asset impairment charges, or additional share repurchases that may be completed.

The sales and earnings guidance assumes an average cold/flu season in FY15. We expect capital expenditures for FY15 to be in the range of $8 million to $10 million.

As always, we remain diligent in our expense control, as we work to mitigate product cost increases and to improve our operating efficiency, while prudently investing in the future growth of our Company.

Julien has outlined a number of initiatives, including investments in talent, and new products and marketing, which we expect to drive greater growth at increasing rates of profitability in FY16 and beyond.

And now I’d like to turn the call back over to Julien for some closing remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you, Brian. Congratulations on your promotion.

Brian Grass  - Helen of Troy Limited - Assistant CFO

Thank you.

Julien Mininberg  - Helen of Troy Limited - CEO

This is an exciting time for us at Helen of Troy. Our team is focused on our goals, transforming our culture, reinvigorating our organization, accelerating our organic growth, and attractive acquisitions, all with an emphasis on creating additional shareholder value.

Helen of Troy will continue to leverage the strength of its global portfolio of brands to differentiate from the competition and provide our customers and consumers with trusted products. I am looking forward to updating you on our progress along the way.

With that, I’d like to turn the call over to the operator to begin the question and answer session.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jason Gere, KeyBanc Capital Markets.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Thanks. And welcome, Julien and Brian, and hello, Tom. Hope all is well. I guess I’ll just throw out a couple questions and probably just jump back into the queue.

So I guess, Julien, can you talk a little bit about the new organizational structure change? Maybe if we could look retrospectively at the businesses in the portfolio. Most of them were acquisitions. So where were they not — what I call that fully integrated or not getting the best practices in the past?

And how much upside do you see on the margin side, considering that this company — I think over the last few years, as I’ve been covering them — has really been stuck in this 11% to 12% operating margin. But based on what I’m hearing, it feels like there should be more of an opportunity.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Thank you. Hello, Jason.

So on the acquisitions, I don’t want to give the impression that we have not integrated or somehow not leveraged practices across the company. Instead, I’d like to say that there’s opportunity to go do quite a bit more of it. So the acquisitions have operated well, but they have operated a bit more independently than we can in the future. By having a global shared services platform, it’s possible to grab the best practices across any part of the company, any geography, any division, and reapply them much more easily.

In terms of the margin side, I think it’s a little early, frankly, to be making those kind of bets. So I’d rather refrain from giving a specific number and simply say that we see upside. And as the opportunities pan out, I look forward to having some distinct margin growth to point to.

In terms of what the short-term upside is, I think there can be faster growth, from investing in the marketing, reapplying the best practices in some of the divisions that are already outstanding, in digital marketing, in television advertising, e-commerce, and other areas; and some of those summits I described are designed to do exactly that. So in terms of where it’s all going, I think the new organization will make us go faster and help us get to where we’re headed a lot more easily.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Great. And then that last point you made on the sales leads me to the follow-up question.

So if we look at the sales guidance, it seems like it implies maybe flat to up 5% organic sales. As we think about what type of organic sales growth you’ve seen over the last couple of years, plus just the retail environment right now still remaining challenging, it’s been hard to see Helen of Troy deliver better than, I would guess, I would call it the midpoint of that range.

So when you think about the guidance that you put out there, what are some — I know you talked about innovation and some of the marketing spending that you’re out there, which will probably come at the expense of EPS with the guidance you gave. So why extend it to that extreme, as opposed to provide a little bit more, what I would say, conservative guidance on the top line as you start to build some of these practices?

Brian Grass  - Helen of Troy Limited - Assistant CFO

Sorry, Jason. Could you repeat — I’m trying to understand the question there. This is Brian.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. So when I look at the guidance, the high end of your range is 5%, which to me seemed a little bit aggressive, considering that historically you guys have been at that 3% as kind of a best case scenario. So I know there’s been — you’re talking about increased marketing and advertising.

But with the amount of spending that you’re putting in there, and it’s coming from EPS. So if you do the back of the envelope calculation, if you strip out the former CEO’s compensation, it really doesn’t imply much EPS growth in 2015. It just seems that a little bit aggressive to put out a 5% number when you’re making some of these investments. I was just wondering what was the thought process behind that.

Brian Grass  - Helen of Troy Limited - Assistant CFO

The thought process was the low end is not what we would view as an aggressive number. It’s, I think, 0.6% growth; and we’re comfortable with that range. We think the Healthcare/Home Environment and OXO will be in the mid-single digits, and we think the Personal Care business will be in the flat to low single digits.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Is there anything — and just maybe that’s the rationale behind it, because Personal Care has faced some destocking. It’s faced some challenges. Is there anything different in the landscape that gives you the confidence?

And I understand the OXO and the Homecare and Home Environment, that type of guidance. But maybe it’s Personal Care that seems to be the sea change here. Can you talk a little bit about that then?

Brian Grass  - Helen of Troy Limited - Assistant CFO

Yes. Not to go into too much specifics, but we had some one-time — well, some things that occurred last year that we don’t expect to repeat that should provide some positives for FY15.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. And is the bulk of — is some of the marketing spending —

Brian Grass  - Helen of Troy Limited - Assistant CFO

Yes. The marketing — some of the spending is in the Personal Care division, yes.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Okay. That’s fine.

You know what? I’ll step off for now, let someone ask a question. I’ll jump back in the queue.

Operator

(Operator Instructions)

Graham Tanaka, Tanaka Capital.

Graham Tanaka  - Tanaka Capital Management, Inc. - Analyst

Hello, guys. Congratulations and welcome aboard.

I’m just wondering if you could maybe talk a little bit about the advertising and marketing spend levels either as a percent of sales or versus what has historically been the case? And maybe if you could relate that, Julien, to your prior experience, how much leverage and how much of a time lag would there be in terms of a pay-off? Thanks.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. So we are increasing our advertising and marketing spend. In terms of the increase itself, I’ll simply say it’s substantial and it varies significantly by operating segment. So we’re dialing it up in Personal Care, both at the trade promotion level and in the advertising, regarding especially some new products that we’re pretty excited about.

In the Healthcare and Home Environment segment, this is the Kaz and other healthcare-oriented divisions, we’re increasing, in certain segments, such as air purification, thermometers, a few others. And we’re spending some money in the trade, in addition to what we’ve spent in the past. And on the subject of PUR water filters, we’re substantially investing in the packs. These are big numbers for PUR, and we’re actually increasing that year-over-year.

So a couple of good bets are being made. But they’re prudent ones. They’re ones that are based on market research, based on proven key business drivers over the years, and ones that have helped us secure some additional distribution, and especially behind new products.

In the case of the additional spend in 2015, as it relates to advertising and marketing, the market research is kind of a bet for the future. There we’re looking to invest in getting in touch with consumers more deeply and using that to direct unarticulated new product needs from consumers in ways to beat our competitor, as we increase our investment innovation behind new products.

Graham Tanaka  - Tanaka Capital Management, Inc. - Analyst

That’s terrific. And I just — what I said about the time lag and based on your prior experience, is there a rule of thumb of how much, how long it would take to, say, get a one-year payback on those investments?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. It varies by which type of investment, Graham. So on the short-term advertising, when you’re in the trade, it intends to pay back pretty quickly, because you’re buying things like access to an end cap or positions in a circular or trade publication, where there might be price off or a special promotional offer. So those tend to pay back more quickly.

In the case of more classic consumer advertising, it takes a little longer, because you’re building equity in a brand that we may not have advertised at the same level before. And in the case of new products, it pays back a little more quickly, because you’re creating awareness of a product that’s on the shelf now.

As far as the market research, that’s a 12- to 18-month lag. And the reason I say that is because once you’ve chosen your new product, it takes a while to do the engineering on it, do some good pre-market testing and qualification. And on the manufacturing side, to make sure that we have it right, quality, et cetera, sell it to our customers, and get it into the shelves where consumers can buy it.

Graham Tanaka  - Tanaka Capital Management, Inc. - Analyst

Thank you very much. Good luck.

Operator

Bob Labick, CJS Securities.

Dan Moore  - CJS Securities - Analyst

Good afternoon. It’s actually Dan Moore filling in for Bob. Could you talk a little bit about your major retail planograms, perhaps quantify whether there was space, one, that benefited the quarter and the opportunities as we go forward?

Julien Mininberg  - Helen of Troy Limited - CEO

Sure. So on retail planograms, it varies an awful lot by category. So for example, in Healthcare and Home Environment, we have a lot of new products, in places like PUR. We’ve got some very cool new thermometers.

In terms of Personal Care, there are some nice incremental placements at one of our key customers. And then in terms of the OXO, there’s a constant ingress of new products that are getting on the shelf and have gotten some new listings. Not just in existing customers, but even winning back some distribution at some tried and true old customers.

Dan Moore  - CJS Securities - Analyst

And maybe one other, if I may. In terms of OXO, can you rank order the drivers for mid-single digit growth expectation between new products and SKUs, new distribution, international? Where do you see the major areas of growth coming from?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, two or three places. I don’t know the exact order. But I can tell you what the major drivers are.

New products is a big driver for OXO. They have a very exciting slate that will hit the shelf, or has already hit the shelf, for FY15. The second is that the digital marketing, or the connections with consumers, has been nicely increased and has been growing for OXO and leads directly to word-of-mouth and more purchase intent.

And then the third has to do with the ability of OXO to have the sort of appeal inside consumer’s home to inspire people to just keep adding to that kitchen drawer with, what I would call, just one more exciting gadget behind a brand that the consumers have really come to love and recommend to their friends.

Dan Moore  - CJS Securities - Analyst

Thank you very much.

Julien Mininberg  - Helen of Troy Limited - CEO

Sure. Thank you.

Operator

Dan Rickles, Force Capital.

Dan Rickles  - Force Capital - Analyst

Hello. Good afternoon. Thanks for taking my question. I’m wondering what you guys would envision the Personal Care growth rate in FY15 — what would that be without the incremental advertising dollars that you’re spending?

Brian Grass  - Helen of Troy Limited - Assistant CFO

It would probably be below flat, slightly. As Julien mentioned, some of these investments in advertising take some time to result in future sales. So I would say flat to slightly down.

Dan Rickles  - Force Capital - Analyst

Okay. And so —

Julien Mininberg  - Helen of Troy Limited - CEO

I was only going to say, Dan, they go kind of hand-in-hand. As you bring new products, it brings back distribution. We tend to increase our spend, as the trade gets excited about putting the new products on the shelf and getting behind them.

So as you earn distribution and as you get a new product placed and supported, that advertising goes right along with it. So it’s very hard to separate the new product or the distribution from the marketing spend. Because it’s kind of a package deal.

Dan Rickles  - Force Capital - Analyst

Great. And then you would expect then growth to accelerate in 2016 as you build upon the incremental investment?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, very much so. And as the trade sees that when they get behind it, we get behind it. And hopefully, as the sales improve, that gets to be a nice positive cycle.

Dan Rickles  - Force Capital - Analyst

Thanks. And then just quickly, guys, how many shares were outstanding at the end of the quarter?

Tom Benson  - Helen of Troy Limited -  CFO

Just a moment. I’ll give you the specific number. At the end of the quarter, there are 32,272,000.

Dan Rickles  - Force Capital - Analyst

Thank you.

Operator

(Operator Instructions)

Jason Gere, KeyBanc Capital Markets.

Jason Gere  - KeyBanc Capital Markets - Analyst

Hello. Thanks, guys. I promise this one will be quicker. So as we think about FY16, and obviously, you’ve been there for two months and kind of in this position, but how should we think about the longer-term growth algorithm in terms of the organic sales? Like the range you’re giving this year, is a 3% to 5% growth rate the right way to think about it? Will it be more international driven?

And then I think one of the previous questions was asking about OXO and the expansion there. And do you foresee — even though you’re making some big investments this year, do you see that there’s going to be this incremental investment needed, maybe at half the rate of what you’re doing this year, to kind of keep that top line growth going at the rate that you’re hoping for this year?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Thank you, Jason. It’s hard to judge it year by year, the exact rate. But what I can say is that when we see good opportunities to invest, we do. And we look at it in a multi-year basis.

So the opportunity is to take the very good cash flow of the Company, invest it behind the best of our new products and the best trade opportunities. And where we see chances to really connect with consumers, we’ll grab them. Exactly what that means in terms of the exact incremental percentage year-over-year, it’s a bit hard to predict one and two years out. But I can say that as the pipeline proves itself and we see wins, we were very willing to invest more to accelerate growth.

In addition, as we see opportunity to take that same money and spend it on either winning acquisitions, we’ll make that comparison, as well, where to put the balance, call it, between the two. And then ultimately balance all of that against the opportunity to simply return capital to our shareholders under those shareholder-friendly policies. What we won’t do is just return capital, leaving good market growth opportunities on the table.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. No. That’s great.

And then just the housekeeping item. I think, Tom, you were mentioning about the FX impact of $1.1 million. Was that for total company or was that just for Personal Care?

Tom Benson  - Helen of Troy Limited - CFO

That was for Personal Care. It’s almost — all of our FX is almost in the Personal Care area.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. So there was nothing in the Homecare — no OXO. It was all domestic. But the Homecare, there was nothing there?

Tom Benson  - Helen of Troy Limited - CFO

There was a very small amount. I don’t have the exact — $1.3 million for the quarter.

Jason Gere  - KeyBanc Capital Markets - Analyst

In total. Okay.

Tom Benson  - Helen of Troy Limited - CFO

— of which $1.1 million is Personal Care.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Great. And then the other question is just, I think you mentioned the tax rate — you said for modeling purposes, you said between 15% and 17% for FY15? Is that correct?

Tom Benson  - Helen of Troy Limited - CFO

Yes. That’s what we said.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Great. Thank you.

That’s it for me, guys. Thanks.

Operator

And there are no further questions at this time. I’ll turn the conference back over to Mr. Mininberg for any closing or final remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

Great. Well, thank you, Operator. And thanks again for everybody for joining the call today, my first time, and I very much appreciate it.

We look forward to speaking with you when we report first quarter results in July. Thanks a ton for joining.

Operator

This does conclude today’s conference. Thank you for your participation.